Exhibit (a)(1)(D)

SUSSER HOLDINGS CORPORATION

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTIONS FOR

NEW STOCK OPTIONS AND RESTRICTED STOCK

This exchange offer and the withdrawal rights will expire at

11:59 p.m., Central Time, on June 27, 2010 (the “Expiration Date”), unless extended.

INSTRUCTIONS TO NOTICE OF WITHDRAWAL

If you previously elected to accept the offer by Susser Holdings Corporation to exchange your outstanding Eligible Options for Exchange Consideration, subject to the terms and conditions set forth in the exchange offer, dated May 26, 2010, and you would like to change your election and withdraw the tender of your Eligible Options, you must complete and sign the attached Notice of Withdrawal and return it to Susser Holdings Corporation so that we receive it before the Expiration Date, which we expect will be 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer).

Once the Notice of Withdrawal is signed and complete, please return it to Susser Holdings Corporation by one of the following means:

By Mail or Courier:

Susser Holdings Corporation

4525 Ayers St.

Corpus Christi, TX 78415

Attention: Dee Suarez

By Facsimile:

Susser Holdings Corporation

Attention: Dee Suarez

Facsimile: (361) 693-3719

By Hand:

Attention: Dee Suarez

By Email (by PDF or similar imaged document file):

DSuarez@susser.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the exchange offer.

If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Expiration Date, which we expect will be 11:59 p.m., Central Time, on June 27, 2010 (or a later Expiration Date if we extend the offer), please contact Dee Suarez by one of the methods described above.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

NOTICE OF WITHDRAWAL

Susser Holdings Corporation

Attention: Dee Suarez

4525 Ayers St.

Corpus Christi, TX 78415

Facsimile: (361) 693-3719

Email: DSuarez@susser.com

I previously received a copy of the exchange offer, dated May 26, 2010, and the Election Form. I signed and returned the Election Form, in which I elected to tender all or a portion of my Eligible Options.

I understand that, by signing this Notice of Withdrawal and delivering it to Susser Holdings Corporation, I withdraw my acceptance of the exchange offer and reject the exchange offer with respect to all of my Eligible Options. By rejecting the exchange offer, I understand that I will not receive any Exchange Options or Exchange Stock, if applicable, in exchange for my Eligible Options and I will retain those Eligible Options with their existing term, exercise price, vesting schedule, and other terms and conditions. I agree that Susser Holdings Corporation has made no representations or warranties to me regarding my rejection of the exchange offer. The withdrawal of my Eligible Options is at my own discretion. I agree that Susser Holdings Corporation will not be liable for any costs, taxes, losses, or damages I may incur as a result of my decision to withdraw my Eligible Options.

I elect to withdraw all of my Eligible Options that I previously chose to exchange pursuant to the exchange offer. Therefore, I have completed and signed this Notice of Withdrawal.

Signature of Eligible Optionholder	Date

Print Name of Eligible Optionholder